Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of November 9, 2011 but effective as of January 1, 2012 (the “Effective Date”), and is made between Digital Generation, Inc., a Delaware corporation (the “Company”), and Scott K. Ginsburg (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of October 3, 2008, as amended by that certain Amendment to Employment Agreement dated as of January 1, 2011, as further amended by that certain Amendment to Employment Agreement dated as of October 19, 2011 (together, the “Original Agreement”); and

WHEREAS, the parties desire to enter into a new employment arrangement on the terms and conditions set forth herein to be effective as of the Effective Date following the expiration of the Original Agreement and upon Executive’s assumption of the role of Executive Chairman.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.                                      Employment Period.  The term of Executive’s employment hereunder shall commence effective as of the Effective Date and, unless terminated pursuant to Section 4 hereof, shall continue through the third anniversary of the Effective Date (such period referred to herein as the “Initial Term”); provided that the term of employment hereunder shall be automatically extended for an additional one-year period (each, an “Extension Period”), beginning upon the expiration of the Initial Term, or upon expiration of any Extension Period, unless either the Company or Executive shall have given written notice of non-extension to the other party at least 90 days prior to the then-applicable expiration date (the Initial Term and any Extension Period shall be referred to herein as the “Employment Period”).

2.                                      Employment Duties.

(a)                                  During the Employment Period, Executive shall serve as Executive Chairman of the Board of Directors of the Company (the “Board”).  In such position, Executive shall report to the Board and shall have such duties, responsibilities and authority as is customarily assigned to individuals serving in such position, and such other duties, responsibilities and authority consistent with Executive’s position as the Board specifies from time to time, in each case, which shall be reasonably commensurate with the duties, responsibilities and authority of an executive chairman of companies of the Company’s size and nature within the United States.  During the Employment Period, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office, and Executive shall serve as a member of the Board for each period for which he is so elected.  In addition, Executive hereby consents to serve as an officer and/or director of any subsidiary of the Company without any additional salary or compensation, if so requested by the Board.

(b)                                 Executive shall devote Executive’s full business time, attention and energies to the performance of all of the lawful duties, responsibilities and authority that may be assigned to Executive hereunder, except for vacation time and absence for sickness and similar disability.  Nothing contained in this Agreement shall preclude Executive from (i) serving as an officer or director of, or member of a committee of the directors of, the corporations or organizations for which Executive presently serves in such capacity, (ii) devoting time to personal and family investments, (iii) serving as a director of any not-for-profit company, or (iv) from participating in industry associations; provided, that such activities or services do not (x) materially interfere with Executive’s duties hereunder; or (y) materially violate the terms of Section 5 hereof.  Executive agrees that he will not join any boards of for-

profit companies without the prior approval of the Board, such approval not to be unreasonably withheld.  Executive’s primary place of employment shall be the Company’s facility in Irving, Texas, or such other location within the Dallas, Texas metropolitan area as may be designated by the Board from time to time.  Executive shall also render services at such other places within or outside the United States as the Board may reasonably direct from time to time.  Executive shall be subject to and comply with the written policies and procedures generally applicable (and provided) to senior executives of the Company to the extent such policies and procedures are not inconsistent with any term of this Agreement (including any negatively implied term).

3.                                      Compensation.

(a)                                  Base Salary.  During the Employment Period, the Company shall pay Executive a base salary at a rate not less than $630,000 per annum, payable in accordance with the Company’s then-effective payroll practices.  During the Employment Period, the Board or the Compensation Committee thereof shall review Executive’s base salary annually and the base salary may be increased (but not decreased), with any such increase to be effective as of January 1st of the relevant calendar year; provided that Executive’s base salary for 2013 and 2014 shall be increased by an amount no less than 5% over the base salary in effect for the previous calendar year, with each such increase to be effective as of January 1st of the relevant calendar year.  Any such review shall be completed no later than March 31 of each calendar year during the Employment Period.  The annual base salary payable to Executive under this Section 3(a), as the same may be increased from time to time, shall hereinafter be referred to as the “Salary.”

(b)                                 Annual Bonus.  In addition to the Salary, for each calendar year during the Employment Period, Executive shall have an annual target cash bonus opportunity of 100% of his Salary (the “Bonus”), which shall be payable if 100% of the performance objectives established by the Board or the Compensation Committee thereof for such year are achieved.  It is anticipated that 75% of Executive’s Bonus will be determined based on the Company’s achievement of financial objectives for the relevant year, including attainment of revenue and EBITDA goals established by the Board or the Compensation Committee thereof, and that 25% of Executive’s Bonus will be determined based on subjective individual objectives for the relevant year established by the Board or the Compensation Committee thereof.  If performance relative to the performance objectives for any calendar year equals 80%, then Executive will be entitled to receive a Bonus equal to 50% of his target cash bonus opportunity for such year.  If performance relative to the performance objectives for any calendar year equals or exceeds 120%, then Executive will be entitled to receive a Bonus equal to 200% of his target cash bonus opportunity for such year.  If actual performance of the Company for a calendar year is between the foregoing achievement levels, the amount of the Bonus shall be adjusted positively or negatively, respectively, by mathematical interpolation, as reasonably determined in good faith by the Board or the Compensation Committee thereof.  Any Bonus that becomes payable pursuant to this Section 3(b) shall be paid to Executive between January 1 and March 15 of the year following the year for which such Bonus was earned.  Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, but except as provided in Section 4, Executive shall be entitled to receive any such Bonus only if Executive is employed on the last business day of the fiscal year to which the Bonus relates.

(c)                                  Benefits.  During the Employment Period, Executive (and any dependents and beneficiaries of Executive to the extent provided therein) shall be entitled to participate in any and all employee benefit plans, programs or arrangements (as amended from time to time) sponsored by the Company for its executive officers at a level no less favorable to Executive than those applicable to such executive officers, including, without limitation, profit sharing, retirement, insurance, health and other employee benefits (but excluding severance and equity compensation) (“Benefits”).  During the

Employment Period, the Company shall pay the amount of premiums or other cost incurred for coverage of the Employee and his eligible spouse and dependent family members under the applicable Company health benefits arrangement (consistent with the terms of such arrangement).

(d)                                 Vacation.  Executive shall be entitled to four weeks of vacation per year and such additional leave time as is customarily granted to the other executive officers of the Company.

(e)                                  Auto Allowance.  The Company shall provide to Executive a car allowance in an amount equal to $1,000 per month during the Employment Period.

(f)                                    Financial Planning Services.  During the Employment Period, the Company shall reimburse Executive or pay directly for financial and tax planning and preparation fees in an amount not to exceed $7,500 per year.

(g)                                 Annual Physical.  During the Employment Period, the Company shall reimburse Executive or pay directly for the cost of a comprehensive annual physical examination in an amount not to exceed $5,000 per year.

(h)                                 Equity Compensation.

(i)                                     As soon as practicable following the execution of this Agreement, but in no event later than the Effective Date, the Company shall grant to Executive a retention award of 275,000 restricted stock units (the “RSUs”) pursuant to the Company’s 2011 Incentive Award Plan (the “2011 Plan”).  The RSUs shall vest in three equal installments on each of December 31, 2012, 2013 and 2014, subject to Executive’s continued employment or service with the Company through each applicable vesting date.  In addition, the RSUs shall vest on an accelerated basis upon the occurrence of any of the following events: (A) Executive’s death, (B) Executive’s Disability, as defined in Section 6, (C) Executive’s Board-approved retirement, (D) upon a termination of Executive’s employment by the Company without Cause, as defined in Section 6, (E) upon a termination of Executive’s employment for Good Reason, as defined in Section 6, or (F) upon the expiration of the Employment Period following notice by the Company of its election not to renew the Employment Period pursuant to Section 1.  Such RSUs shall be subject to such further terms and conditions as are set forth in the 2011 Plan and the form of restricted stock unit agreement approved by the Board or the Compensation Committee thereof for awards of restricted stock units thereunder.

(ii)                                  During the Employment Period, and commencing in 2012, Executive shall be entitled to receive additional annual equity awards as determined by the Board or the Compensation Committee thereof; provided, however, that such awards shall be determined in conjunction with the annual review of Executive’s compensation by the Board or the Compensation Committee thereof and shall be awarded no later than March 31 of each calendar year during the Employment Period.

(i)                                     Expense Reimbursements.  During the Employment Period, the Company shall reimburse Executive in accordance with the Company’s policies and procedures for all proper expenses incurred by Executive in the performance of Executive’s duties hereunder, regardless of where incurred.  With regard to this Section 3(i) and any other provision of this Agreement that provides for reimbursement of costs and expenses, any such reimbursement shall be made as promptly as is reasonably practicable, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv), and paid no later than the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.  The amount of reimbursements to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year, and

Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

4.                                      Termination.

(a)                                  At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.  Executive acknowledges and agrees that nothing in this Agreement shall confer upon Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Executive’s right or the Company’s right to terminate Executive’s employment at any time, with or without Cause, or with or without Good Reason, subject to Executive’s right to receive certain payments upon his Termination of Employment, as defined in Section 6, as set forth in this Section 4.  Any Termination of Employment (other than in the event of Executive’s death), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement.  A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 4 under which such termination is being effected.

(b)                                 Death; Disability.  Executive’s employment with the Company shall terminate pursuant to this Section 4(b):  (i) upon Executive’s death, or (ii) upon the termination of Executive’s employment as a result of his Disability.  Upon a Termination of Employment pursuant to this Section 4(b), the Employment Period shall terminate and Executive (or Executive’s estate, in the event of death) shall be entitled to:

(i)                                     any unpaid Salary and unused vacation accrued through the Termination Date, as defined in Section 6, payable on the Termination Date, and, to the extent not previously paid, any Bonus earned and unpaid as of the Termination Date for any previously completed calendar year, payable in a lump sum payment on the date on which annual bonuses for the calendar year in which the Termination Date occurs are paid to the Company’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the calendar year in which the Termination Date occurs;

(ii)                                  all Benefits payable in accordance with the Company’s applicable Benefit plans then in effect and reimbursement of expenses pursuant to Section 3 incurred through the Termination Date; and

(iii)                               subject to Sections 4(e) and (f) below, payment of an amount equal to the annual bonus which Executive would have been entitled to receive had Executive remained employed by the Company pursuant to this Agreement for the entire calendar year during which the Termination Date occurs, which annual bonus shall be determined by the Board or the Compensation Committee thereof based on the Company’s performance for such calendar year and in accordance with the terms of the applicable bonus program for such calendar year, payable in a lump sum payment on the date on which annual bonuses for the calendar year in which the Termination Date occurs are paid to the Company’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(c)                                  Termination Without Cause; Resignation for Good Reason; Non-Renewal of Employment Period by the Company.  Executive’s employment with the Company shall terminate pursuant to this Section 4(c):  (i) upon a termination of Executive’s employment by the Company without Cause, (ii) upon Executive’s voluntary termination of employment for Good Reason, or (ii) upon the expiration of the Employment Period following notice by the Company of its election not to renew the

Employment Period pursuant to Section 1.  Upon a Termination of Employment pursuant to this Section 4(c), the Employment Period shall terminate and Executive shall be entitled to:

(i)                                     any unpaid Salary and unused vacation accrued through the Termination Date, payable on the Termination Date, and, to the extent not previously paid, any Bonus earned and unpaid as of the Termination Date for any previously completed calendar year, payable in a lump sum payment on the date on which annual bonuses for the calendar year in which the Termination Date occurs are paid to the Company’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the calendar year in which the Termination Date occurs;

(ii)                                  all Benefits payable in accordance with the Company’s applicable Benefit plans then in effect and reimbursement of expenses pursuant to Section 3 incurred through the Termination Date;

(iii)                               subject to Sections 4(e) and (f) below, payment of an amount equal to the greater of (A) Executive’s Salary for the remainder of the Initial Term or (B) 12 months of Executive’s Salary as in effect immediately prior to the Termination Date (but without taking into account any reduction in Salary giving rise to a termination of employment by Executive for Good Reason), payable in a lump sum within 60 days following the Termination Date, with the exact date of payment determined in the sole discretion of the Company; and

(iv)                              subject to Sections 4(e) and (f) below, in the event such Termination of Employment occurs following a Change in Control, as defined in Section 6, payment of an amount equal to the annual bonus which Executive would have been entitled to receive had Executive remained employed by the Company pursuant to this Agreement for the entire calendar year during which the Termination Date occurs, which annual bonus shall be determined by the Board or the Compensation Committee thereof based on the Company’s performance for such calendar year and in accordance with the terms of the applicable bonus program for such calendar year, payable in a lump sum payment on the date on which annual bonuses for the calendar year in which the Termination Date occurs are paid to the Company’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(d)                                 Termination for Cause; Resignation Without Good Reason or Non-Renewal of Employment Period by Executive.  Executive’s employment with the Company shall terminate pursuant to this Section 4(d):  (i) upon a termination of Executive’s employment by the Company for Cause, (ii) upon Executive’s voluntary termination of employment without Good Reason, or (iii) upon the expiration of the Employment Period following notice by Executive of his election not to renew the Employment Period pursuant to Section 1.  Upon a Termination of Employment pursuant to this Section 4(d), the Employment Period shall terminate and Executive shall receive (A) any unpaid Salary and unused vacation accrued through the Termination Date, payable on the Termination Date, (B) to the extent not previously paid, any Bonus earned and unpaid as of the Termination Date for any previously completed calendar year, payable in a lump sum payment on the date on which annual bonuses for the calendar year in which the Termination Date occurs are paid to the Company’s executive officers generally, but in all events such payment shall be made between January 1 and March 15 of the calendar year in which the Termination Date occurs, (C) all Benefits payable in accordance with the Company’s applicable Benefit plans then in effect, and (D) reimbursement of expenses pursuant to Section 3 incurred through the Termination Date.

(e)                                  Release.  Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to Section 4(b)(iii) (unless Executive’s Termination of Employment has occurred by reason of his death, in which case this Section 4(e) shall not apply) or 4(c)(iii) or (iv) above unless, on or prior to the 60th day following the date of Executive’s Termination of Employment, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit A has been executed by Executive and remains effective on such date and any applicable revocation period thereunder has expired.

(f)                                    Section 409A.

(i)                                     Payment Delay.  Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to this Agreement are non-qualified deferred compensation subject to Section 409A of the Code, as defined in Section 6, then (A) to the extent required by Section 409A of the Code, no amount shall be payable unless Executive’s Termination of Employment constitutes a Separation from Service, as defined in Section 6, and (B) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, such that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the payments to be made to Executive shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service, (B) the date of Executive’s death or (C) such earlier date as is permitted under Section 409A.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid to Executive in a lump sum within 30 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).  Each payment under this Agreement shall be considered a separate and distinct payment for purposes of Section 409A.  No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

(ii)                                  Exceptions to Payment Delay.  Notwithstanding Section 4(f)(i), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 4(b)(iii) and Sections 4(c)(iii) and (iv) shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(g)                                 No Duty to Mitigate.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment; provided, however, that any loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 4, but any such offset shall not change the timing of any payments provided for in this Section 4.

(h)                                 Exclusive Remedy.  Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination.  In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4.

(i)                                     Return of the Company’s Property.  As soon as reasonably practicable following his Termination of Employment in any manner, Executive shall surrender to the Company or destroy (with respect to copies), at his option, all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.  If Executive elects to destroy such property, Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(i).  Nothing contained in this Section 4(i) or Section 5 below shall prevent Executive from retaining and utilizing copies of benefit plans and programs in which Executive retains an interest, desk calendars, his personal rolodex or files, personal office furnishings or such other personal records and documents as may Executive may reasonably require.

(j)                                     Termination of Offices and Directorships.  Upon Executive’s Termination of Employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

5.                                      Restrictive Covenants.

(a)                                  Non-Disclosure of Confidential Information.  Executive acknowledges that as a result of his employment with the Company, he has been and will be making use of, acquiring, learning and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Company, the equipment and methods used and preferred by the Company’s customers, and the fees paid by them.  As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation provided for herein, Executive covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by, or disclosed to, him as a result of his employment by the Company.

(b)                                 Noncompetition.  Executive agrees that, during his employment with the Company and for a period of 12 months immediately thereafter, except as may otherwise be approved by the Board or as set forth in Section 2 above, Executive shall not in any manner, directly or indirectly, engage in the same or any similar business as the Company or any of its affiliates in any manner whatsoever, including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee consultant, independent contractor, or otherwise, within the United States of America.

(c)                                  Nonsolicitation.  Executive further agrees that, during his employment with the Company and for a period of 12 months immediately thereafter, Executive shall not in any manner, directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its affiliates to terminate or abandon his or her employment for any purpose whatsoever, or (ii) solicit or encourage any customer of the Company or any of its affiliates or independent contractor providing services to the Company or any of its affiliates to terminate or diminish its relationship with it.

(d)                                 Nondisparagement.  Executive agrees that Executive shall neither, directly or indirectly, engage in any conduct or make any statement disparaging in any way the Company, its subsidiaries or any of their personnel nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or the reputation of the Company, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this Agreement.  The Company and its affiliates agree they will not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way Executive, or engage in any other conduct or make any other statement that could be reasonably expected to impair the reputation of Executive, in each case, except to the extent required by law, and then only after consultation with Executive to the extent possible, or to enforce the terms of this Agreement.

(e)                                  Exceptions.  Nothing in this Section 5 shall prohibit Executive (i) from being a stockholder in a mutual fund or a diversified investment company, (ii) from being an owner of not more than five percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation,  (iii) from providing services to or on behalf of any other business entities in accordance with Section 2, or (iv) from making generalized solicitations for employees through advertisements and hiring any persons through such generalized solicitations.

(f)                                    Definitions.  For purposes of this Section 5, the term “customer” means any persons to whom the Company or any of its affiliates has sold any product or service within a period of 12 months prior to Executive’s Termination of Employment, the term “affiliate” means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under the common control with the Company, and the term “Company” shall mean the Company and its affiliates.

(g)                                 Acknowledgment by Executive.  Executive has carefully read and considered the provisions of this Section 5, and, having done so, agrees that the restrictions set forth in this Section 5, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

(h)                                 Severability of Restrictions.  In the event that, notwithstanding the foregoing, any of the provisions of this Section 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 5 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(i)                                     Enforcement.  The parties hereto agree that the Company may be damaged irreparably in the event that any provision of this Section 5 were not performed in accordance with its terms or were otherwise breached and that money damages may be an inadequate remedy for any such nonperformance or breach.  Accordingly, notwithstanding the arbitration provision set forth in Section 12 below, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security), in each case, as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive.

6.                                      Definitions.

(a)                                  “Cause” shall mean only the following: (i) a conviction of or a plea of guilty or nolo contendre by Executive to a felony or an act of fraud, embezzlement or theft or other criminal conduct against the Company; (ii) habitual neglect of Executive’s material duties or failure by Executive to perform or observe any substantial lawful obligation of such employment that is not remedied within 30 days after written notice thereof from the Company or the Board; or (iii) any material breach by the Employee of this Agreement.  Should Executive dispute whether he was terminated for Cause, then the Company and Executive shall enter immediately into binding arbitration pursuant to Section 12.

(b)                                 “Change in Control” shall have the meaning given to such term in the 2011 Plan, as in effect on the Effective Date.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other guidance issued thereafter.

(d)                                 “Disability” means the inability of Executive, due to a physical or mental incapacity or disability, to perform the essential functions of Executive’s position, with or without reasonable accommodation, required of Executive for a continuous period of 90 days or any 120 days within any 12-month period.  However, in no event shall a disability be a Disability unless Executive is considered to be disabled under the long-term disability plan of the Company for which Executive is eligible.

(e)                                  “Good Reason” means a termination by Executive of Executive’s employment hereunder if any of the following events occurs without Executive’s express prior written consent:  (i) the assignment to Executive of duties inconsistent with the title of Executive Chairman of the Company, the removal of Executive from such office or any reduction in the current scope or degradation of Executive’s job responsibilities, duties, functions, status, offices and title or material reduction in support staff (provided, however, that an change in Executive’s duties in connection with the transition of his role as Chief Executive Officer shall not constitute Good Reason); (ii) the material reduction of Executive’s then-current Salary and perquisites, on an aggregate basis; (iii) the relocation of the Company’s principal executive offices to a location more than 20 miles from the Company’s then current offices or the transfer of Executive to a place other than the Company’s principal executive offices (excepting reasonable travel on the Company’s business); or (iv) any material breach by the Company of this Agreement.

(f)                                    “Separation from Service” shall mean Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto), including without limitation due to Executive’s Termination of Employment.

(g)                                 “Termination Date” means the date on which Executive’s Termination of Employment with the Company occurs pursuant to Section 4.

(h)                                 “Termination of Employment” shall mean Executive’s “termination of employment” with the Company (within the meaning of Treasury Regulation Section 1.409A-1(h)(ii) and any successor provision thereto) on the following dates:  (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death, and (ii) if Executive’s employment is terminated for any other reason, the latest of (A) the date on which the Notice of Termination is given, (B) the Termination Date specified in such notice (which shall not be more than 30 days after the date of such notice) or (C)  if no such notice is given, 30 days after the date of Executive’s cessation of service as an employee.

7.                                      Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such parties as shall be specified by notice given pursuant to this Section):

If to the Company:

Digital Generation, Inc.

750 West John Carpenter Freeway, Suite 700

Irving, TX 75039

Attention:  Chairman of the Compensation Committee of the Board of Directors

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company

8.                                      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.                                      Entire Agreement; Inconsistencies.  This Agreement and the other agreements referenced herein shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof, including, without limitation, the Original Agreement.  In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company, or any provision of any agreement, plan, or corporate governance document of any of them, the provisions of this Agreement shall control.

10.                               Successors and Assigns.  This Agreement shall be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.  Executive may not assign this Agreement and any such assignment shall be null and void. The rights of the Company under this Agreement shall, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.                               Governing Law; Venue.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflicts of laws.  Subject to Section 12 below, any suit brought hereon shall be brought in the state or

Federal courts sitting in Dallas, Texas, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personal jurisdiction over it and consents to service of process in any manner authorized by Texas law.

12.                               Arbitration.

(a)                                  Generally.  Except as otherwise provided in Section 5 hereof or as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this Agreement, Executive’s employment with the Company or the termination thereof (each such dispute, claim, question or controversy, a “Dispute”) shall be resolved by submitting such Dispute to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness (collectively, the “Rules”), and pursuant to the procedures set forth in this Section 12.  In the event of any conflict between the Rules and the procedures set forth in this Section 12, the procedures set forth in this Section 12 shall control.  Any such arbitration shall be brought within any otherwise applicable statute of limitations period, and shall be the sole and exclusive means for resolving such Dispute (other than for injunctive relief pursuant to Section 5 or as otherwise required by law).

(b)                                 Procedures.  Any arbitration shall be held in the Dallas, Texas, and conducted before a single neutral arbitrator selected by mutual agreement of the parties hereto within 30 days of the initiation of the arbitration or, if they are unable to agree, by JAMS under its rules.  The arbitrator shall take submissions and hear testimony, if necessary, and shall render a written decision as promptly as practicable.  The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deems just and equitable, to the same extent that remedies or relief could be granted by a state or federal court in the United States.  The decision of the arbitrator shall be final, binding and conclusive on all parties and interested persons.  It is the intention of the parties hereto that they shall be entitled to fair and adequate discovery in accordance with the Federal Rules of Civil Procedure.  The parties hereto shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator.

(c)                                  Enforcement; Costs.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  All fees and expenses of any arbitration, including, but not limited to, reasonable attorneys’ fees and disbursements of all parties, with respect to a Dispute under this Agreement shall be borne by the Non-prevailing Party.  The determination of whether a party is to be deemed the “Non-prevailing Party” in any arbitration shall be solely within the province of the arbitrator.

13.                               Clawback.  All compensation received by Executive shall be subject to the provisions of any clawback policy implemented by the Company to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

14.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.                               Federal and State Withholding.  The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all federal, state and local taxes required to be withheld by the Company under applicable law.

16.                               Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy or portable document format of this Agreement as a fully binding original.

17.                               Headings.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

18.                               Right to Legal Counsel.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIGITAL GENERATION, INC.,
a Delaware corporation

By:
	Name:	John Harris
	Title:	Director and Chairman of the Compensation Committee

Scott K. Ginsburg

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into as of this            day of               ,         , between Scott K. Ginsburg (“Executive”), and Digital Generation, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement effective as of January 1, 2012 (the “Agreement”);

WHEREAS, the parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, the parties hereby agree as follows:

1.                                      General Release of Claims by Executive.

(a)                                  Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or, on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company (including any affiliate of the Company) or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and

Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                  Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)                               Claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law;

(iv)                              Claims for indemnity under the bylaws of the Company, as provided for by Texas law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)                                 Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi)                              Claims Executive may have to vested or earned compensation and benefits.

(b)                             Executive acknowledges that this Release was presented to him on the date indicated above and that Executive is entitled to have 21 days’ time in which to consider it.  Executive further acknowledges that the Company has advised him that he is waiving her rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before 21 days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)                              Executive understands that after executing this Release, Executive has the right to revoke it within 7 days after his execution of it.  Executive understands that this Release will not become effective and enforceable unless the 7 day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the 7 day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the 7 day period.  In the event any payments are made by the Company pursuant to Section 4(b)(iii) or Section 4(c)(iii) or (iv) of the Agreement prior to the effective date of this Release and Executive revokes this Release pursuant to this Section 1(c) thereafter, Executive shall immediately repay to the Company any such amounts.  Executive hereby acknowledges and agrees that Executive’s revocation right pursuant to this Section 1(c) does not apply to this sentence, which shall survive any revocation of this Release by Executive.

(d)                             Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.  Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is 60 days following the date of Executive’s Termination of Employment (as defined in the Agreement).

2.                                      No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.                                      Severability.  Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Release or the validity, legality or enforceability of such provision in any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.                                      Arbitration.  This Release shall be subject to arbitration as set forth in Section 12 of the Agreement.

5.                                      Governing Law; Venue.  This Release shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflicts of laws.  Any suit brought hereon shall be brought in the state or Federal courts sitting in Dallas, Texas, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personal jurisdiction over it and consents to service of process in any manner authorized by Texas law.

6.                                      Entire Agreement.  This Release and the Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof.

7.                                      Amendment and Waiver.  The provisions of this Release may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release shall affect the validity, binding effect or enforceability of this Release.

8.                                      Counterparts.  This Release may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy or portable document format of this Release as a fully binding original.

9.                                      Headings.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

10.                               Right to Legal Counsel.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review this Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

DIGITAL GENERATION, INC.,
a Delaware corporation

By:
Name:
Title:

Scott K. Ginsburg